Exhibit 99.1

BANK OF THE JAMES REPORTS FOURTH QUARTER, 2011 FINANCIAL RESULTS

•	Total assets increased to $427.4 million at December 31, 2011 compared with $418.9 million at December 31, 2010.

•	Total deposits rose to $374.2 million at year-end 2011 compared with $368.4 million in 2010.

•	1,600 new demand deposit accounts in 2011 reflected expanded and new relationships with small businesses and retail customers.

•	Effective interest rate management contributed to a 35% year over year reduction of interest expense and year-over-year stability in net interest margin.

•	Asset quality remained stable following increased provisions for loan losses in second half 2011.

•	Book value per share increased to $8.02 per share in 2011 compared with $7.67 in 2010.

•	Management believes that listing on NASDAQ in January 2012 reflects its commitment to increasing shareholder value.

Lynchburg, VA., February 3, 2012 - Bank of the James Financial Group, Inc. (NASDAQ: BOTJ), a full-service commercial and retail lender, today announced unaudited results for the quarter and 12 months ended December 31, 2011. Net income was $600,000 or $0.18 per share (fully diluted) in 2011, compared with net income of $1.82 million or $0.55 per share (fully diluted) in 2010. The company reported a net loss of $218,000 or $0.07 per share (fully diluted) in fourth quarter 2011 compared with net income of $178,000 or $0.05 per share (fully diluted) in fourth quarter 2010. The year-over-year decrease in annual net income and the fourth quarter 2011 net loss primarily reflect an increased provision in 2011 for loan losses.

“In 2011, and particularly in the second half of the year, we made the commitment to attempt to improve asset quality, specifically to reduce problem loans. We believe this will enable us to enter 2012 with a stronger balance sheet and improved credit quality,” said Robert R. Chapman III, President and CEO. “Throughout 2011, there was a significant decline in new problem loans, and the ratio of nonperforming assets to total assets was 3.19% at year-end compared with 3.84% at the end of first half 2011.”

He noted that many of the company’s loan-related performance measurements improved throughout 2011, and particularly in second half 2011. Nonperforming assets (“NPAs”) as a percentage of total loans declined to 4.22% at December 31, 2011 compared with 5.13% at June 30, 2011, and the bank’s “Texas Ratio” (commonly defined as: NPAs + Troubled Debt Restructurings/Capital + Loan Loss Reserve) declined to 41.85% at year-end compared with 53.39% at the end of first half 2011.

According to Chapman, “We were very encouraged that as we strengthened our financial position by removing a number of troubled loans from our balance sheet, we were essentially able to replace these with new loans by offering financial solutions and outstanding service. We also sharply reduced interest expense to reflect the low interest rate environment, which enabled us to maintain year-over year stability in net interest income and net interest margin.”

Net interest income before provision for loan losses was $15.3 million in 2011, compared with $15.2 million in 2010, and fourth quarter 2011 net interest income of $4.0 million remained unchanged from and compared favorably with fourth quarter 2010 net interest income of $4.0 million. The stability in net interest income primarily reflected the bank’s ability to lower interest expense by approximately 35% year-over-year.

J. Todd Scruggs, CFO, said: “We successfully kept pace with extremely low interest rates by adding demand deposit accounts and re-pricing interest-bearing deposits to reflect the extremely low interest rates. Despite a highly competitive market, we have effectively retained customers.” The bank’s net interest margin was 3.89% for the year ended December 31, 2011 compared with 3.94% for the year ended December 31, 2010.

Total deposits increased to $374.2 million at December 31, 2011 compared with $368.4 million at December 31, 2010. Scruggs noted the increase reflected growth in time deposits and both interest bearing and noninterest bearing demand deposit accounts.

Noninterest income, which includes fees from mortgage origination and gain on sales of securities, was $3.7 million in 2011 compared with $3.5 million in 2010. Noninterest expense, which includes salaries, benefits, equipment and facilities, rose only 1% in 2011 compared with 2010.

“Operating more efficiently and productively, and carefully managing expenses, continues to play an important role in successfully operating in a flat economic environment,” said Chapman. “We have capitalized on opportunities to expand relationships with existing customers. Our current infrastructure can accommodate more business without significant additional investment.

“A key initiative in 2012 is to further expand our personal contact and communication with customers. The high-touch approach, offering financial solutions and making sure your customers know you’re there for them, is an important way for a community bank to distinguish itself.”

The bank’s efficiency ratio, a measure of productivity, was 70.7% at year-end 2011 compared with 71.1% in 2010. Chapman said he anticipates continued improvement in the bank’s efficiency ratio through greater productivity and declining costs related to processing assets in Other Real Estate Owned (OREO) and costs related to writing down certain credits.

“Our procedure for selling bank-owned assets, which includes utilizing specialists in asset sales and a website listing available properties, has enabled us to expediently move foreclosed properties through the system,” said Chapman. “Although we have been working to expedite asset sales, we own a few prime commercial properties we believe are worth holding onto while real estate markets improve.”

Total assets at December 31, 2011 were $427.4million, up 2% compared with $418.9 million at December 31, 2010. This growth reflects year-over-year stability in the company’s loan portfolio along with increases in the bank’s owned securities and total deposits. Net loans were $319.2 million at December 31, 2011 compared with $320.7 million at December 31, 2010.

“We have seen several positive trends in lending activity that have helped offset reserving for problem loans,” explained Chapman, “including growth in home equity lending, residential mortgages – in particular, 2- to 5-year adjustable rate mortgages – and selective high-quality commercial real estate loans. We are exercising strong underwriting and evaluation practices, and offering competitive rates. We have been able to build market share in areas as the largest banks look to make larger loans. This is especially true for small businesses, which represent an excellent market for Bank of the James. We also have the capital strength to lend, while some institutions have pulled back because of capital constraints.”

At December 31, 2011, the bank’s tier 1 risk-based capital ratio was 10.53%, Tier 1 Leverage Ratio was 7.82% and total risk-based capital was 11.79%, both exceeding regulatory standards for a well-capitalized institution. Chapman explained that in addition to a focus on reducing nonperforming assets, the company is reviewing opportunities to further enhance the company’s and bank’s capital positions.

Chapman concluded: “We continue to make asset quality our highest priority in the coming months. There are encouraging trends in the declining number of new problem loans and loans 30 to 89 days delinquent. The real dollar amount of loans more than 29 days delinquent declined, as did the ratio of these non-accruing loans as a percentage of total loans.

“We’re well-positioned to build customer relationships in 2012 and grow deposits and loans. Adding 1,600 new demand deposit accounts translated to opening nearly seven new accounts every business day. We see encouraging signs that the Lynchburg area’s economy continues to slowly improve. We look forward to staying the course and striving towards becoming the financial institution of choice in Region 2000.”

About the Company

Bank of the James, a wholly owned subsidiary of Bank of the James Financial Group, Inc., serves the greater Lynchburg, Virginia SMA, often referred to as Region 2000, which was ranked by Forbes magazine among the top 50 places in the United States for business and careers. The bank operates nine full service locations and one limited service location as well as a mortgage origination office in Forest, Virginia and an investment services division in downtown Lynchburg. The company celebrated its 12th anniversary this year. As of January 25, 2012, Bank of the James Financial Group, Inc. common stock is listed on the NASDAQ Stock Market, LLC under the symbol “BOTJ.”

Cautionary Statement Regarding Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “plan” and similar expressions and variations thereof identify certain of such forward-looking statements which speak only as of the dates on which they were made. Bank of the James Financial Group (the “Company”) undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Such factors include, but are not limited to competition, general economic conditions, potential changes in interest rates, and changes in the value of real estate securing loans made by Bank of the James (the “Bank”), a subsidiary of Bank of the James Financial Group, Inc. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s filings with the Securities and Exchange Commission and previously filed by the Bank (as predecessor of the Company) with the Federal Reserve Board.

Contact: J. Todd Scruggs, Executive Vice President and CFO

(434) 846-2000

tscruggs@bankofthejames.com

Bank of the James Financial Group, Inc. and Subsidiaries

(000’s) except ratios and percent data

unaudited

Selected Data:	Three months ending Dec 31, 2011	Three months ending Dec 31, 2010	Change	Year to date Dec 31, 2011	Year to date Dec 31, 2010	Change
Interest income	$4,845	$5,356	-9.54%	$19,519	$21,589	-9.59%
Interest expense	877	1,360	-35.51%	4,192	6,388	-34.38%
Net interest income	3,968	3,996	-0.70%	15,327	15,201	0.83%
Provision for loan losses	2,050	1,348	52.08%	4,807	2,783	72.73%
Noninterest income	1,050	852	23.24%	3,680	3,518	4.60%
Noninterest expense	3,366	3,285	2.47%	13,446	13,306	1.05%
Amortization of tax credit investment	247	196	26.02%	247	196	26.02%
Income taxes	(427)	(159)	168.55%	(93)	614	-115.15%
Net income	(218)	178	(222.47%)	600	1,820	(67.03%)
Weighted average shares outstanding	3,328,394	3,327,574	0.02%	3,324,915	3,324,059	0.03%
Basic net income per share	$(0.07)	$0.05	$(0.12)	$0.18	$0.55	$(0.37)
Fully diluted net income per share	$(0.07)	$0.05	$(0.12)	$0.18	$0.55	$(0.37)

Balance Sheet at period end:	Dec 31, 2011	Dec 31, 2010	Change	Dec 31, 2010	Dec 31, 2009	Change
Loans, net	$319,188	$320,715	-0.48%	$320,715	$318,452	0.71%
Total securities	56,471	52,883	6.78%	52,883	60,789	-13.01%
Total deposits	374,234	368,390	1.59%	368,390	375,772	-1.96%
Stockholders’ equity	26,805	25,495	5.14%	25,495	23,725	7.46%
Total assets	427,436	418,928	2.03%	418,928	437,681	-4.28%
Shares outstanding	3,342,415	3,323,743	18,672	3,323,743	3,289,867	33,876
Book value per share	$8.02	$7.67	0.35	$7.67	$7.21	$0.46

Daily averages:	Three months ending Dec 31, 2011	Three months ending Dec 31, 2010	Change	Year to date Dec 31, 2011	Year to date Dec 31, 2010	Change
Loans, net	$317,266	$318,867	-0.50%	$319,287	$321,759	-0.77%
Total securities	59,213	50,862	16.42%	58,516	47,091	24.26%
Total deposits	373,834	371,518	0.62%	375,138	364,127	3.02%
Stockholders’ equity	26,947	25,920	3.96%	26,657	25,037	6.47%
Interest earning assets	391,588	392,841	-0.32%	394,374	385,530	2.29%
Interest bearing liabilities	345,023	348,646	-1.04%	349,747	345,785	1.15%
Total assets	427,373	422,936	1.05%	427,513	416,329	2.69%

Financial Ratios:	Three months ending Dec 31, 2011	Three months ending Dec 31, 2010	Change	Year to date Dec 31, 2011	Year to date Dec 31, 2010	Change
Return on average assets	-0.20%	0.17%	(0.37)	0.14%	0.44%	(0.30)
Return on average equity	-3.21%	2.72%	(5.93)	2.25%	7.27%	(5.02)
Net interest margin	4.02%	4.04%	(0.02)	3.89%	3.94%	(0.05)
Efficiency ratio	67.08%	67.76%	(0.68)	70.74%	71.08%	(0.34)
Average equity to average assets	6.31%	6.13%	0.18	6.24%	6.01%	0.22

Allowance for loan losses:	Three months ending Dec 31, 2011	Three months ending Dec 31, 2010	Change	Year to date Dec 31, 2011	Year to date Dec 31, 2010	Change
Beginning balance	$5,461	$4,955	10.21%	$5,467	$4,288	27.50%
Provision for losses	2,050	1,348	52.08%	4,807	2,783	72.73%
Charge-offs	(1,920)	(847)	126.68%	(4,716)	(1,899)	148.34%
Recoveries	21	11	90.91%	54	295	-81.69%
Ending balance	5,612	5,467	2.65%	5,612	5,467	2.65%

Nonperforming assets:	Dec 31, 2011	Dec 31, 2010	Change	Dec 31, 2010	Dec 31, 2009	Change
Total nonperforming loans	$10,376	$8,366	24.03%	$8,366	$5,687	47.11%
Other real estate owned	3,253	3,440	-5.44%	3,440	666	416.52%
Total nonperforming assets	13,629	11,806	15.44%	11,806	6,353	85.83%
Troubled debt restructurings - (performing portion)	783	4,987	-84.30%	4,987	916	444.43%

Asset quality ratios:	Dec 31, 2011	Dec 31, 2010	Change	Dec 31, 2010	Dec 31, 2009	Change
Nonperforming loans to total loans	3.19%	2.56%	0.63	2.56%	1.76%	0.80
Allowance for loan losses to total loans	1.73%	1.68%	0.05	1.68%	1.33%	0.35
Allowance for loan losses to nonperforming loans	54.09%	65.35%	(11.26)	65.35%	75.40%	(10.05)